PROSPECTUS SUPPLEMENT NO. 7	Filed Pursuant to Rule 424(b)(7)

(To Prospectus dated April 28, 2008)	Registration Statement No. 333-144603

RAIT FINANCIAL TRUST

12,192,145 Common Shares of Beneficial Interest

This prospectus supplement no. 7 supplements and amends the prospectus dated April 28, 2008 relating to the resale from time to time of common shares that we may issue to holders named in the prospectus of RAIT Financial Trust’s 6.875% Convertible Senior Notes due 2027, or the notes, upon the conversion of the notes. This prospectus supplement should be read in conjunction with, is qualified by reference to, and must be accompanied by, the prospectus dated April 28, 2008, except to the extent that the information in this prospectus supplement supersedes any information contained in the prospectus.

Our common shares are listed on the New York Stock Exchange under the symbol “RAS”. On May 9, 2008, the last reported sale price of our common shares on the New York Stock Exchange was $9.30 per share.

You should read the sections entitled “Risk Factors” in our filings with the Securities and Exchange Commission that are incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2007 and our subsequent Quarterly Reports on Form 10-Q for a discussion of factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 12, 2008.

SELLING SHAREHOLDERS

The information appearing in the table below supplements and supersedes the information with respect to the selling shareholder in the table appearing under the heading “Selling Shareholders” in the prospectus dated April 28, 2008. The information is based solely on information provided to us by or on behalf of the selling shareholder on or prior to the date of this prospectus supplement in Selling Security Holder Notice and Questionnaires. The number of common shares issuable upon the exchange or redemption of the notes shown in the table below assumes exchange of the full amount of notes held by the selling shareholder at the initial exchange rate of 28.6874 of our common shares per $1,000 principal amount of notes and a cash payment in lieu of any fractional share, even though we are required to pay the first $1,000 of exchange value in cash. The exchange rate is subject to adjustment in certain events. The selling shareholder may offer all, some or none of the common shares which we may issue upon the exchange or redemption of the notes. Because the selling shareholder may offer all or some portion of such common shares, we cannot estimate the number of common shares that will be held by the selling shareholder upon termination of any of these sales. In addition, the selling shareholder identified below may have sold, transferred or otherwise disposed of all or a portion of their notes or common shares since the date on which the selling shareholder provided the information regarding its notes in transactions exempt from the registration requirements of the Securities Act of 1933, as amended.

Selling Shareholder	Number of Shares Beneficially Owned Prior to the Offering(1)(2)	Percentage of Shares Beneficially Owned Prior to the Offering(3)	Number of Shares Offered Pursuant to This Prospectus	Number of Shares Beneficially Owned after the Offering(4)	Percentage of Shares Beneficially Owned after the Offering(4)
Credit Suisse Securities (USA) LLC(5)	602,435	*	602,435	0	0%

*	Less than one percent.
(1)	Based on information available to us as of the date of this prospectus supplement in Selling Securityholder Notice and Questionnaires delivered to us by the selling shareholder.
(2)	The number of common shares issuable upon the conversion of the notes assumes conversion of the full amount of notes held by the selling shareholder at the initial conversion rate of 28.6874 of our common shares per $1,000 principal amount of notes and a cash payment in lieu of any fractional share, even though we are required to pay the first $1,000 of exchange value in cash. The exchange rate is subject to adjustment in certain events.
(3)	Based on a total of 61,961,633 of our common shares outstanding as of May 6, 2008. For purposes of computing the percentage of outstanding shares held by the selling shareholder, the common shares beneficially owned by such selling shareholder are deemed to be outstanding, but such shares are not deemed to be outstanding for the purpose of computing the percentage of ownership of any other selling shareholder.
(4)	Assumes the selling shareholder sells all of its common shares offered pursuant to this prospectus supplement.
(5)	The selling shareholder is an underwriter.